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MICREL, INCORPORATED

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The following is the text of a press release issued by Micrel, Incorporated on May 22, 2008:

Investor Contact: Richard Crowley Micrel, Incorporated (408) 944-0800 Or Amy Bilbija MacKenzie Partners, Inc (650) 798-5206	Media Contacts: Paul Kranhold/Andrew Cole/Diane Henry Sard Verbinnen & Co (415) 618-8750

MICREL CEO, RAY ZINN, COMMENTS ON RESULTS OF SPECIAL

MEETING OF SHAREHOLDERS

San Jose, CA, May 22, 2008 — Micrel, Incorporated’s (Nasdaq:MCRL) President, Chief Executive Officer and Chairman of its Board of Directors, Ray Zinn, issued the following statement after a special meeting of shareholders held on May 20, 2008:

“I am gratified by the strong support of our Board demonstrated by shareholders earlier this week and appreciate their commitment to the Company. Following the meeting, members of Micrel’s Board of Directors and I met with Andrew Rechtschaffen and Eric Gomberg of Obrem Capital Management. The meeting with Obrem management was open and friendly. Mr. Rechtschaffen indicated his intention to be a long term investor in Micrel. Both Obrem and the Board are committed to moving forward in a positive way. We look forward to continuing the productive dialogue we enjoy with all of our shareholders.”

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.